Exhibit 10.10

PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

FS HARVEY, LLC

as Seller

and

SERIES C, LLC

as Buyer

January 31, 2012

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of January 31, 2012 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between FS HARVEY, LLC, as “Seller”, and SERIES C, LLC, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at 1230 West 171st Street, Harvey, Illinois, as legally described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, as of COE (as defined below), the Real Property will be improved with a building containing approximately 40,410 square feet (the “Building”) which Real Property and Building will be leased to The American Bottling Company, a Delaware corporation (“Tenant”) in accordance with that certain Lease Agreement dated October 21, 2011, which lease is guarantied by that certain Guaranty dated October 1, 2011 by Dr. Pepper Snapple Group, Inc. (collectively, the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer free and clear of all liens, all as more particularly set forth in this Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (the “Parties” or a “Party”) hereby agree as follows:

1.        INCORPORATION OF RECITALS.    All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2.        BINDING AGREEMENT.    This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

Purchase Agreement and Escrow Instructions

Dr. Pepper Snapple – Harvey, IL

1

3.        INCLUSIONS IN PROPERTY.

(a)        The Property. The term “Property” shall also include the following:

   (1)        all tenements, hereditaments and appurtenances pertaining to the Real Property;

   (2)        all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Real Property;

   (3)        all interest, if any, of Seller in any road adjoining the Real Property;

   (4)        all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

   (5)        all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

   (6)        all of Seller’s interest, if any, in any equipment, machinery and personal property on or used in connection with the Real Property (the “Personalty”);

   (7)        the Lease and security deposit, if any, now or hereafter due thereunder; and,

   (8)        all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), warranties (specifically including, without limitation, the general contractor’s one-year construction warranty with respect to construction of the Building and other Improvements on the Real Property and any warranty related to the roof of the Building, collectively, the “Warranties”), contractual rights and intangibles (including rights to the name of the improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property (the “Contracts”).

(b)        The Transfer Documents.    The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease and guaranty, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer (other than a transfer of the Warranty relating to the roof) requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall use reasonable efforts to obtain such approval and satisfy all such conditions no later than COE (as defined below) at no cost to Seller, and provided that failure to deliver such approvals or satisfy such conditions shall not be a default by Seller hereunder or a condition to Purchaser’s obligations hereunder. With respect to the transfer of the Warranty relating to the roof, Seller shall credit to Buyer at COE the amount of $500.00 and Buyer shall be responsible for obtaining the assignment of such roof Warranty post-COE.

4.        PURCHASE PRICE.    The price to be paid by Buyer to Seller for the Property is THREE MILLION EIGHT HUNDRED NINETY-SIX THOUSAND EIGHTY-ONE and NO/100 DOLLARS ($3,896,081.00) (the “Purchase Price”), payable as follows:

(a)        One Hundred Thousand and No/100 Dollars ($100,000.00) earnest money (said deposit, together with any and all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services, The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); and

(b)        Three Million Seven Hundred Ninety-Six Thousand Eighty-One and No/100 Dollars ($3,796,081.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5.        DISPOSITION OF EARNEST MONEY DEPOSIT.    Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a)        if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b)        if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c)        if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6.        PRELIMINARY TITLE REPORT AND OBJECTIONS.    (a)    Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (the “Report”) for an ALTA extended coverage title insurance policy (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the standard Owner’s Policy shall be paid by the Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto, or any lender’s title policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Report.

(b)        If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed by any survey delivered to Buyer as part of Seller’s Diligence Materials (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Seller and Escrow Agent on or before expiration of the Study Period (as defined below), (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (ii) provide written notice to Seller of any such Objectionable Matters. Seller shall have the right, but not the obligation, to cure any such Objectionable Matters, provided that Seller shall have the obligation to pay and satisfy any mortgage, deed of trust, or other monetary lien affecting the Property which arises from the act of Seller. Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. If Seller shall not respond within such 5-day period, Seller’s lack of response shall be deemed as confirmation that Seller does not intend to cure the Objectionable Matters prior to COE. If written notice of dissatisfaction is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property as shown by the Report, and shall have elected to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate. In the event the Report is amended by the Escrow Agent subsequent to the expiration of the Study Period to include new exceptions that are not set forth in a prior Report, Buyer shall have until the date that is five (5) days after Buyer’s receipt of the amended Report and copies of the documents identified in the new exceptions or new requirements within which to cancel this Agreement and receive a refund of the Earnest Money Deposit or to provide written notice to Seller of any such Objectionable Matters. Seller shall have the right, but not the obligation, to cure any such Objectionable Matters, provided that Seller shall have the obligation to pay and satisfy any mortgage, deed of trust, or other monetary lien affecting the Property which arises from the act of Seller. Seller shall notify Buyer in writing within two (2) business days after receiving Buyer’s written notice of disapproval or objection if Seller does not intend to remove (or cause the Escrow Agent to endorse over to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. If Seller shall not respond within such 2-day period, Seller’s lack of response shall be deemed as confirmation that Seller does not intend to cure the Objectionable Matters prior to COE. If

Seller does not agree to remove or otherwise cure any such Objectionable Matters which Seller has agreed to cure before COE, Buyer shall, within two (2) business days thereafter, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer and all other obligations under this Agreement shall terminate, or (ii) Buyer may waive such Objectionable Matters and the transaction shall close as scheduled. If Seller agrees to remove or otherwise cure the Objectionable Matters but fails or is unable to do so by the scheduled COE date, or if Buyer otherwise receives notice that Seller has failed or refused to remove or otherwise cure the Objectionable Matters after having agreed to do so, Buyer shall, within ten (10) days of either said COE date or its receipt of notice of such failure or inability, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) declare Seller to be in default under this Agreement and terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to the Buyer, Seller shall promptly reimburse Buyer for all reasonable and actual out-of-pocket costs incurred by Buyer after the date Seller evidenced its agreement to cure such Objectionable Matters and all other obligations under this Agreement shall terminate, or (ii) waive such Objectionable Matters whereupon the transaction shall close five (5) business days after Buyer notifies Seller of such election. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to terminate this Agreement as set forth in such sentence.

7.        BUYER’S STUDY PERIOD.

(a)        The Study Period.  Buyer shall have until 11:59 p.m. MST on the later of (i) the thirtieth (30th) day after Buyer receives written notice from Seller that the Improvements at the Property are substantially complete (including, without limitation, the completion of any paving improvements and striping); or (ii) March 1, 2012 (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property, including, without limitation, Buyer’s right to: (i) review and approve the Survey, the Lease, Seller’s operating statements with respect to the Property, and the Contracts; (ii) meet and confer with Tenant; and, (iii) obtain, review and approve an environmental study of the Real Property and Building (collectively, “Buyer’s Diligence”). Buyer agrees that Buyer shall not contact Tenant directly, but shall coordinate all desired discussions with Tenant through Seller, Seller agreeing to use diligent good faith efforts to arrange any such discussions. Buyer shall not perform any borings or other invasive tests upon the Property without the prior consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. In addition to the cancellation provisions of Section 7(c) below, Buyer shall have the right to terminate this Agreement in the event Seller has not provided written notice to Buyer that the Improvements are substantially complete prior to April 15, 2012, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

(b)        Right of Entry.  Subject to the prior rights of the Tenant of the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to COE, to conduct Buyer’s Diligence. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(c)        Cancellation.  Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

8.        DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a)        Deliveries to Buyer.  Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller’s possession or control listed on Exhibit H, attached hereto (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. Should Seller receive new or updated written information regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller will use commercially reasonable efforts to immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.

(b)        Delivery by Buyer.  If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller, upon written request from Seller and payment by Seller to Buyer of one-half of Buyer’s reasonable and actual cost of the item requested, copies of any or all of those investigations, studies and/or tests which Buyer may have elected to obtain.

9.        THE SURVEY.    Promptly after substantial completion of the Improvements, Buyer shall cause a surveyor licensed in the State of Illinois to complete and deliver to Escrow Agent and Buyer a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”). In the event that the legal description taken from the Survey is not identical to the legal description set forth in Exhibit A attached hereto, Seller shall execute a quitclaim deed to Buyer at COE quitclaiming the legal description taken from the Survey. The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

10.        IRS SECTION 1445.    Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

11.        DELIVERY OF POSSESSION.  Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer’s Diligence.

12.        BUYER’S CONDITIONS PRECEDENT.    In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

 (a)        the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

 (b)        the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

 (c)        the delivery by Seller to Buyer at COE of all pre-paid rents under the Lease, if any, in the form of a credit in favor of Buyer against the Purchase Price;

 (d)        the deposit by Seller with Buyer not later than three (3) business days prior to COE of an original estoppel certificate in the form attached hereto as Exhibit I, dated not more than thirty (30) days prior to COE executed by Tenant naming Buyer (or its designee) and any mortgage lender thereof which has been identified to Seller prior to delivery of such certificate to Tenant, and their respective successors and assigns as addressees and verifying the basic facts of the Lease (term, rental, expiration date, options, if any exist) and confirming that there are no defaults by the landlord under the Lease, no unperformed or “punchlist” construction items and no unpaid tenant improvement allowances or leasing commissions, which certificate must be reasonably acceptable to Buyer;

 (e)        intentionally deleted;

 (f)        the deposit with Escrow Agent of an executed final lien waiver by the general contractor, an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy;

 (g)        the delivery by Seller to Buyer of the final certificate of occupancy, issued by the applicable governing authorities for the Improvements;

 (h)        intentionally deleted;

 (i)        the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

 (j)        intentionally deleted;

(k)        there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (k), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(l)        Tenant has accepted possession of the Property and is contractually obligated to pay, and has commenced payment of, full rent pursuant to the Lease;

(m)        delivery to Buyer of the original, fully-executed Lease, and a copy of all guaranties thereof, all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease; and

(n)        delivery to Buyer of originals of the Contracts, Warranties and Permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.

13.        SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.  Seller hereby represents, warrants and covenants to Buyer as of the Effective Date and again as of COE that:

(a)        Seller has not entered into any unrecorded leases of the Property (other than the Lease); any existing financing of Seller secured by the Property or any part thereof shall be satisfied and discharged in full at or prior to COE and any liens or encumbrances relating thereto shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the originally-scheduled COE, and Seller has no actual knowledge of any unrecorded agreements which affect title to the Property except for those documents described in Exhibit J attached hereto;

(b)        to Seller’s actual knowledge, Seller has received no written notice of any violation with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(c)        to Seller’s actual knowledge, Seller has received no written notice of any intended public improvements which will result in any charges being assessed against the Property which will result in a lien upon the Property;

(d)        to Seller’s actual knowledge, Seller has received no written notice of any pending condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(e)        to Seller’s actual knowledge, Seller has received no written notice of any suits or claims pending or threatened with respect to the Property;

(f)        Seller has not entered into any other agreement, written or oral, under which Seller is obligated to sell the Property, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement during the term of this Agreement without Buyer’s prior written consent;

(g)        Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of the Property, or any portion thereof, or its potential use, and, to Seller’s actual knowledge, Seller has received no written notice of any pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(h)        this transaction will not in any way violate any other agreements to which Seller is a party, and Seller has not granted to Tenant any right of first refusal, right of first offer, or similar right or option to purchase the Property;

(i)        Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

(j)        no default of Seller exists under the Lease and, to Seller’s knowledge, no default of Tenant exists under the Lease; Seller has not received any notice or correspondence from Tenant or any of such Tenant’s agents indicating Tenant’s desire, willingness or intent to terminate the Lease, nor has Seller had any material written exchanges with Tenant regarding any Tenant desire to modify the Lease;

(k)        to the extent Seller is the original landlord under the Lease, the Lease was negotiated in an arms-length transaction;

(l)        to Seller’s actual knowledge, Seller has received no written notice of any default of Seller under any of the Contracts and, to Seller’s actual knowledge, no default of the other parties exists under any of the Contracts;

(m)        no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(n)        except for any items to be prorated at COE in accordance with this Agreement or that are the exclusive obligation of Tenant under the Lease, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

(o)        intentionally deleted;

(p)        from the Effective Date hereof until COE or the earlier termination of this Agreement, Seller shall (i) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, and shall perform in all material respects, its obligations under the Lease, (ii) not amend, modify or waive any material rights under the Lease, and (iii) maintain the existing or comparable insurance coverage, if any, for the Improvements which Seller is obligated to maintain under the Lease;

(q)        Except as set forth in that certain report prepared by Environmental Protection Industries, dated August 19, 2011 (the “Environmental Report”) to be provided to Buyer as a part of Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and to Seller’s actual knowledge Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, or release upon, under or about the Property of any Hazardous Materials in violation of any applicable law or regulation. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(r)        Except as set forth in the Environmental Report, Seller has no actual knowledge that there is now, or has ever been, on or in the Property underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(s)        intentionally deleted;

(t)        should Seller receive written notice or obtain actual knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE which would render these matters materially inaccurate, Seller will use commercially reasonable efforts to immediately notify Buyer of the same in writing;

(u)        the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound; and

(v)        Seller shall cooperate with Buyer in preparing and delivering subordination agreements to the extent the same are obtainable under the terms of the Lease. After such subordination agreements are delivered to Tenant, Seller shall use commercially reasonable efforts to assist Buyer in obtaining executed subordination agreements prior to the COE; provided, however, that in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to Tenant in connection with its attempts to obtain such subordination agreements. Notwithstanding any provision contained in this Agreement to the contrary, it shall not be a condition to Buyer’s obligations hereunder that any subordination agreements be obtained.

(w)        all representations made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties. Seller’s indemnity and hold harmless obligations shall survive COE for a period of twelve (12) months.

(x)        For purposes of this Agreement, the phrase “to Seller’s actual knowledge” or any variation thereof shall mean the actual, current knowledge of Robert S. Rakusin and Sean G. Tyrrell (the “Notice Parties”). Seller represents that the Notice Parties are the individuals employed by Seller who have most familiarity and best knowledge with respect to the matters set forth in this Section 13.

14.        BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.  Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

  (a)        Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

  (b)        there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;

  (c)        the execution, delivery and performance of this Agreement and the Transfer Documents, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

  (d)        should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing; and

  (e)        all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of twelve (12) months. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of twelve (12) months.

15.        RENTS AND DEPOSITS.    Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

16.        BROKER’S COMMISSION.    Concerning any brokerage commission, the Parties agree as follows:

  (a)        the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement; and

  (b)        if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE.

17.        CLOSE OF ESCROW.    COE shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the expiration of the Study Period, or such earlier date as Buyer may choose by giving not less than five (5) days prior written notice to Seller and Escrow Agent (the “Closing Date”).

18.        ASSIGNMENT.    This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent, and Buyer shall not assign its rights hereunder to any other party without the prior written consent of Seller, which may be granted or withheld at Seller’s discretion. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

19.        RISK OF LOSS.    Seller shall bear all risk of loss, damage or taking of the Property which may occur prior to COE. In the event of any material loss, damage or taking prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the event of any loss, damage or taking which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Additional Funds the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same. For purposes of this Section, a “material” loss, damage or taking shall be one which either (a) exceeds $100,000.00, or (b) gives the Tenant the right to terminate the Lease or abate rent thereunder.

20.        REMEDIES.

  (a)    Seller’s Breach.  If Seller breaches this Agreement (including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that are solely within Seller’s control) and fails to cure such breach within five (5) business days after receipt of notice thereof from Buyer, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller); or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary, Buyer hereby waiving any right to seek damages against Seller except as set forth in the following sentence. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, or if specific performance is not a commercially reasonable available remedy because Buyer’s commitments from its lenders (if any) have expired or are likely to expire before such an action can be prosecuted to conclusion and Seller’s default is a result of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue Seller for actual damages incurred as a result of such default, such amount not to exceed the amount of any reasonable loan commitment fee paid by Buyer to such lenders, plus the reasonable, out-of-pocket and third party expenses incurred by Buyer.

  (b)        Buyer’s Breach.  If Buyer breaches this Agreement and fails to cure such breach within five (5) business days after receipt of notice thereof from Seller, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

21.        ATTORNEYS’ FEES.  If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

22.        NOTICES.

  (a)        Addresses.  Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	FS Harvey, LLC
3333 Riverwood Parkway, Suite 200 Atlanta, GA 30339
Attn: Rob Rakusin
Tel.: (404) 233-0204
Fax: (678) 391-9936

with copies to:	Hartman Simons & Wood LLP
6400 Powers Ferry Road NW, Suite 400
Atlanta, Georgia 30339
Attn: A. Summey Orr III
Phone: 770-980-4410
Fax: 678-391-9936
Email: summey.orr@hartmansimons.com

if to Buyer:	Series C, LLC
c/o Cole Real Estate Investments
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn: Legal Department
Tel.: (602) 778-8700
Fax: (480) 449-7012

with copies to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
Attn: J. Craig Cartwright
Tel.: (602) 382-6066
Fax: (602) 382-6070

If to Escrow Agent:	First American Title Insurance Company
2425 E. Camelback Road, Suite 400
Phoenix, AZ 85016
Attn: Mr. Brandon Grajewski
Tel.: (602) 567-8145
Fax: (602) 567-8101

(b)        Effective Date of Notices.  Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

23.        CLOSING COSTS.

  (a)        Closing Costs.  Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”).    At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are required to be paid and satisfied by Seller hereunder and of recording such releases, (ii) one-half the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Property, if any, (iv) the cost of the Survey, and (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, and (ii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein.

  (b)        Prorations.  Real estate taxes shall be prorated on a “cash basis” pursuant to the provisions of this section. Real estate taxes for the Property are assessed in arrears, so that taxes for the year in which Closing occurs, 2012, will not be assessed, or payable, until 2013. As such, Purchaser and Seller agree that at Closing, real estate taxes shall be prorated based on the amounts payable in 2012, notwithstanding that such amounts represent taxes assessed for the Properties for the tax year 2011. Provided that Buyer receives a written acknowledgement from Tenant (which acknowledgement may be included in the estoppel referenced in Section 12(d) above) that it is obligated under the Lease to pay real estate taxes commencing on March 1, 2012 (despite the fact that such taxes will relate to a period prior to March 1, 2012), at such time during 2012 or thereafter as tax bills are issued for the year 2012, Purchaser, its successors and assigns shall assume all liability for payment of such taxes, and Seller shall have no such liability. All other prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

  (c)        Post-Closing Adjustment.  If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate (including, without limitation, an increase in real estate taxes resulting from a re-assessment or increased taxable valuation of the Premises), the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(c) shall survive COE except that no adjustment shall be made later than twelve (12) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

  (d)        Instructions.  This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

  (e)        Survival.  The provisions of this Section 23 shall survive COE for a period of twelve (12) months after COE.

24.        ESCROW CANCELLATION CHARGES.  If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.

25.        APPROVALS.  Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26.        INTENTIONALLY DELETED.

27.        ADDITIONAL ACTS.    The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28.        GOVERNING LAW.    This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Illinois.

29.        CONSTRUCTION.    The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

30.        TIME OF ESSENCE.  Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

31.        INTERPRETATION.  If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

32.        HEADINGS.  The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

33.        FAX AND COUNTERPARTS.  This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

34.        INCORPORATION OF EXHIBITS BY REFERENCE.    All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

35.        SEVERABILITY.    If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

36.        ENTIRE AGREEMENT.  This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

37.        INDEMNITY.  Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to COE, and/or (b) based upon Buyer’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred prior to COE. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after COE, and/or (z) based upon Seller’s ownership of the Property but with respect to which the claimed loss, damage or injury occurred from and after COE. The provisions of this Section 37 shall survive COE for a period of one (1) year.

38.        INTENTIONALLY DELETED.

39.        PUNCHLIST HOLDBACK.  If the estoppel certificate executed by the Tenant pursuant to Section 12 indicates that there are any punchlist items (“Punchlist Items”) still to be completed by Seller and if, prior to COE, Tenant has not confirmed to Seller in writing that such items have been completed to Tenant’s reasonable satisfaction, then at COE Buyer and Seller agree to escrow an amount equal to One Hundred Twenty-Five Percent (125%) of the estimated cost to cure all Punchlist Items yet uncured as of COE (such cost to be estimated by Seller’s general contractor or architect, subject to Buyer’s reasonable approval of such estimate) (the

“Punchlist Escrow”). The Punchlist Escrow shall be retained by the Escrow Agent from the Purchase Price paid by Buyer and shall be held by the Escrow Agent or other agreed upon escrow agent pursuant to the terms of an escrow agreement executed by Buyer, Seller and the escrow agent, which shall provide, in part, for release of applicable portions of the Punchlist Escrow to Seller upon written confirmation from Tenant of completion of each of the Punchlist Items and as more particularly set forth below. Buyer and Seller shall use good faith efforts to agree upon the form of escrow agreement during the Study Period.

After Closing, Seller and its agents and contractors shall have access to the Property to complete the Punchlist Items, subject to the rights of Tenant under the Lease. If Buyer has not received such written confirmation from Tenant that all such items have been completed to Tenant’s reasonable satisfaction within ninety (90) days following COE (the “Punchlist Cure Deadline”), or if Seller has received notice from Tenant that Seller is in default of its obligations with respect to the Punchlist Items pursuant to the Lease, then Buyer shall be entitled, but not obligated, to undertake the cure of any remaining Punchlist Items and in connection therewith shall be entitled to retain up to the entire balance of the Punchlist Escrow upon presentation to Seller of invoices and other receipts for expenses reasonably incurred in connection therewith. Further, upon presentation by Buyer of evidence reasonably satisfactory to Seller that Buyer expended amounts in excess of the amount of the Punchlist Escrow to complete such Punchlist Items, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence. Notwithstanding the foregoing, in the event Seller reasonably demonstrates to Buyer that the Punchlist Items have been completed prior to the expiration of the Punchlist Cure Deadline and that the failure of Buyer to receive written confirmation from Tenant of such completion is due to Tenant’s delay in reviewing the Punchlist Items, then the Punchlist Cure Deadline shall be extended until Tenant completes its review of the Punchlist Items and issues its confirmation (or disapproval) of such Punchlist Items and Seller is afforded such additional time as is permitted pursuant to the Lease to complete the remaining Punchlist Items. In addition, the Punchlist Cure Deadline shall be extended on a day-for-day basis for each day of Seller’s delay in completing the Punchlist Items that is caused by any event or condition beyond the reasonable control of Seller, including inclement weather or shortage of materials.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	FS HARVEY, LLC,
a Georgia limited liability company

	By:	/s/ Robert S. Rakusin
	Name:	Robert S. Rakusin
	Its:	President

BUYER:	SERIES C, LLC,
an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Its:	Authorized Officer